Exhibit 10.18
XT250 Pilot Program Agreement
Between
AmerisourceBergen and XStream Systems Inc.
This agreement is made by and between AmerisourceBergen Drug Corporation of Chesterbrook, Pennsylvania, a Delaware Corporation (hereinafter referred to as “ABC”) and XStream Systems of Sebastian, a Florida Corporation (hereinafter referred to as “Company”), to allow the Company to place their technology at an ABC pilot test site(s) to demonstrate the effectiveness of their XT250 Material Identification System, and continue product research for 90 days with the possibility of a 90 day extension starting July 18 , 2009 under the following terms and conditions:
1.	ABC will provide the Company adequate personnel, as determined by ABC in its sole discretion, to successfully complete the agreed upon goals and objectives of the independent Pilot.

2.	ABC will provide the Company reasonable, adequate and appropriate space at ABC locations, as determined by ABC in its sole discretion, for the setup of their pilot instrument including one heavy duty table. For purposes of this Agreement, the two initial pilot test sites will be established at: i) 172 Cahaba Valley Parkway, Pelham, AL, and ii) 2100 Directors Row, Orlando, FL.

3.	The Company will provide one XT250 Material Identification System (hereinafter referred to as the Unit”), one barcode scanner, one printer, and one UPS system at no cost to ABC.

4.	ABC will allow the Company communication access to the Unit remotely through the internet connection exclusively for the purposes set forth herein. Company covenants and agrees that (A) neither Company nor any of its personnel will gain or attempt to gain access to ABC information services functions or modalities other than to the extent necessary hereunder and (B) Company will not allow any of its personnel to gain access to the ABC network who does not reasonably require such access to the ABC network for purposes hereunder. Company is responsible for protecting the authentication method of all of its personnel to the ABC environment and network and preventing any misuse of the ID and access method provided by ABC to Company. Company hereby agrees to terminate the access to ABC’s network promptly upon the termination of this Agreement.

5.	ABC will provide employees of the Company reasonable supervised access into the facility during normal work hours (M-F 8am — 6 pm) for the installation process and as required for maintenance and service with prior reasonable notice.

6.	Company shall require its employees and subcontractors to comply with all rules established by ABC regarding the conduct of its own employees, including approved material handling procedures, and any other environmental, health and safety and security rules, while on ABC’s premises.

7.	ABC will allow the unit to be run 24/7 during the install time period.

8.	After 180 days, or if this contract is terminated earlier, ABC will have the option to assume full ownership of the Unit and peripherals for a discounted price. This sale will include a one year warranty covering all labor and parts. Upon transference of ownership, this contract will terminate.

9.	This contract may be terminated immediately by either party for any reason. Termination notice shall be in writing. Upon termination the Company shall remove the Unit and peripherals within 10 days.

10.	During the term of this contract, the Company will assume all responsibilities and costs for maintenance, repair, and servicing of the Unit.

11.	ABC employees will be provided with an awareness training session to cover all aspects of the technology and unit operation at no cost.

12.	The Company will be responsible for all State filings, licenses, permits and paperwork necessary to install the Unit at ABC‘s facility.

13.	The Unit will be owned by the Company, and ABC will not be liable for any misfortunes toward the instrument or the Company’s employees at ABC‘s facilities. For the duration of this Agreement, Company will maintain insurance coverage at the levels set forth in Exhibit A attached hereto and made a part hereof. ABC shall not be liable for any damage or loss to the Unit, regardless of cause, including but not limited to damages arising from ABC’s negligence, theft, or catastrophic loss.

14.	Company shall indemnify, defend and hold ABC and its affiliates, directors, employees, agents and representatives harmless from any and all claims, damages, liabilities, costs and expenses arising out of relating to: 1) Company’s acts or omissions in the installation, maintenance or handling of the Unit, or in the performance of this Agreement, 2) any defects in the Unit, 3) the infringement of any equipment, machine, content, or materials provided by Company to ABC upon any patent, copyright, trademark or other intellectual property right of a third party, 4) Company’s use or possession of MRSE substances provided hereunder, or 5) the degradation or alteration of pharmaceuticals exposed to the Unit. Such obligations will pertain to all legal fees and other costs incurred by ABC in defending any claims. Company further agrees to immediately notify ABC of adverse results as it continues ongoing degradation analysis conducted on various pharmaceuticals.

15.	ABC WILL NOT BE LIABLE TO COMPANY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND INCLUDING BUT NOT LIMITED TO ANY LOSS OF USE, LOSS OF BUSINESS, OR LOSS OF PROFIT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR IF SUCH DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

16.	There is no obligation or commitment on the part of ABC to endorse the Unit or the Company.

17.	At its own expense, the Company will conduct research on substances of importance to ABC, and develop material recognition software engine (“MRSE”) signatures on substances to be delivered with the unit and additional MRSE signatures on substances of ABCs’ choosing delivered to ABC within 60 days of the units’ installation. All data, documents, information, and other materials provided by or on behalf of ABC to Company, or acquired or learned by Company from ABC’s files or documents or employees, representatives, agents or customers (collectively, “ABC Data”) which is received, computed, developed, used, collected or stored pursuant to this Agreement shall be the exclusive property of ABC.

18.	ABC will provide, at its discretion, access to the initial MRSE substances as soon as possible to the Company so that these substances may be included in the Pilot. Company shall be solely responsible for all substances in its possession and all unused substances shall be returned to ABC.

19.	Both parties acknowledge that the Company is entering into this agreement due to the special, unique and extraordinary know how and skills of ABC. Accordingly, this agreement may not be transferred, sold or assigned to any other individual, corporation, partnership or joint venture without the Company’s prior approval. Notwithstanding the foregoing, the Company shall be notified in writing of ABC’s intention to liquidate its business, sell its assets, or sell or transfer more than 50% of the capital stock of the business, no less than twenty (20) business days prior to the occurrence of same. In no event will the Company be bound to continue this agreement under the same terms and conditions to your transferee, successor or majority stockholder is no longer personally and actively involved in providing services to ABC.

20.	The terms of the Mutual Non-Disclosure Agreement executed by the parties on or about June 9th, 2009 are incorporated by reference and shall govern the disclosure and receipt of all information obtained from the other party hereunder with respect to all trade secrets, proprietary matters, business procedures, customer lists, needs of customers, manufacturing processes and all matters which are competitive and confidential in nature.

21.	Company will not use ABC’s name or marks, nor will it refer to or identify ABC in any advertising, publicity or promotional materials, without ABC’s prior written consent as to the content and manner of distribution, which may be withheld by ABC in its sole and absolute discretion.

22.	No provision of this Agreement will be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

23.	This agreement is being made by each of the parties after each party has had an opportunity to fully review, analyze, and obtain legal counsel with respect to this agreement and all of its terms.

24.	Nothing in this agreement shall be constructed to constitute ABC as a partner, broker affiliate or employee of the Company.

25.	This agreement forms the entire understanding between the parties. It cancels and supersedes all prior agreements and understandings.

26.	There shall be no change, amendment or modification of any of the terms of this agreement unless it is reduced in writing and signed by both parties.

27.	This agreement shall be governed by the laws of the State of Delaware.

July 17, 2009	July 23, 2009

Date	Date

/s/ Brian Mayo	/s/ Shay Reid

Brian Mayo President and CEO XStream Systems Inc.	Shay Reid VP, Operations AmerisourceBergen Drug Corporation